CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated September 23, 2009, accompanying the financial statements of Van Kampen Preferred Securities Portfolio, Series 14 (included in Van Kampen Unit Trusts, Series 688) as of May 31, 2009, and for the period from June 27, 2007 (Initial Date of Deposit) through May 31, 2008 and for the year ended May 31, 2009 and the financial highlights for the period from June 27, 2007 (Initial Date of Deposit) through May 31, 2008 and for the year ended May 31, 2009, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-142841) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
September 23, 2009